                                                                   EXHIBIT 99(b)

                       FINANCIAL STATEMENTS AND EXHIBITS
                      REQUIRED BY FORM 11-K ANNUAL REPORT
        PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                           COMMISSION FILE NO. 1-3305

                             ---------------------

           MERCK & CO., INC. EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN
                            (Full title of the plan)

                               MERCK & CO., INC.
                                  P.O. BOX 100
                   WHITEHOUSE STATION, NEW JERSEY 08889-0100
             (Name of issuer of the securities held pursuant to the
            plan and the address of its principal executive office)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Merck & Co., Inc.:

     We have audited the accompanying statement of net assets available for benefits of the Merck & Co., Inc. Employee Stock Purchase and Savings Plan (the "Plan") as of December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for the year ended December 31, 1999. These financial statements and the schedule referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1999 and 1998, and the changes in its net assets available for benefits for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

     Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

New York, New York
June 12, 2000

                               MERCK & CO., INC.

                    EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
Assets:
  Investments at market value...............................  $347,069,430   $366,805,677
                                                              ------------   ------------
  Receivables:
    Employer's contribution.................................       104,491         66,729
    Participants' contributions.............................       370,507        237,677
    Accrued interest and dividends..........................     1,193,134      1,102,289
                                                              ------------   ------------
      Total receivables.....................................     1,668,132      1,406,695
                                                              ------------   ------------
Net assets available for benefits...........................  $348,737,562   $368,212,372
                                                              ============   ============

  The accompanying notes to financial statements are an integral part of this financial statement.

                               MERCK & CO., INC.

                    EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1999
                                                              -------------------
Additions to net assets attributed to:
  Investment income (loss):
    Net depreciation in market value of investments.........     ($21,751,959)
    Interest................................................          710,600
    Dividends...............................................        7,382,703
                                                                 ------------
      Total investment loss.................................      (13,658,656)
                                                                 ------------
  Contributions to the Plan:
    By participants.........................................       18,531,288
    By the employer.........................................        4,635,888
                                                                 ------------
      Total contributions...................................       23,167,176
                                                                 ------------
      Total additions.......................................        9,508,520
                                                                 ------------
Deductions from net assets attributed to:
  Benefits paid to participants.............................      (26,160,639)
                                                                 ------------
Net reallocations...........................................       (2,822,691)
                                                                 ------------
      Total deductions and net reallocations among Plans....      (28,983,330)
                                                                 ------------
        Net decrease........................................      (19,474,810)
Net assets available for benefits
        Beginning of year...................................      368,212,372
                                                                 ------------
        End of year.........................................     $348,737,562
                                                                 ============

  The accompanying notes to financial statements are an integral part of this financial statement.

                               MERCK & CO., INC.

                    EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

                         NOTES TO FINANCIAL STATEMENTS

 A. DESCRIPTION OF PLAN:

     The following description of the Merck & Co., Inc. Employee Stock Purchase and Savings Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     1. GENERAL

     The Plan was designed to provide an easy, economical way for employees to become stockholders of Merck & Co., Inc. (the "Company" or "Merck") as well as a systematic means of saving and investing for the future. Generally, any regular full-time, part-time, or temporary employee of the Company who is a U.S. resident covered by a collective bargaining agreement providing for participation in this Plan as defined by the Plan document, and has completed one year of employment, is eligible to participate.

     The Plan is administered by a management committee appointed by the Chief Executive Officer of the Company. All costs of administering the Plan are borne by the Company.

     The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     2. CONTRIBUTIONS

     Depending on the terms of the applicable collective bargaining agreements, participants may contribute from 2% up to either 10% or 15% of their base pay per pay period. In addition, the Company will match 50% of employee contributions up to 6% of base pay per pay period, or contributions of a predetermined dollar amount negotiated with each bargaining group, whichever is less. Company matching contributions are invested according to the following age parameters:

     Under age 50 -- 50% of Company matching contributions is invested in the Merck Common Stock Fund (Non-participant directed) and 50% is invested in the funds to which the participant is currently contributing (Participant directed).

     Age 50 and above -- Participants have the option to invest all Company matching contributions in any of the available fund options (Participant directed).

     Participants direct the investment of their contributions into any investment option including the Merck Common Stock Fund (Participant directed). The Plan currently offers 15 mutual funds and the Merck Common Stock Fund.

     3. PARTICIPANT ACCOUNTS

     Each participant's account is credited with the participant's contribution, the Company's matching contribution and allocation of Plan earnings. The allocation is based on participants' account balances, as defined in the Plan document.

     4. VESTING

     Participants are immediately vested in their contributions, all Company matching contributions, plus actual earnings thereon.

     5. PARTICIPANT LOANS

     Participants may borrow from their account balances with interest charged at the prime rate plus 1%. Loan terms range from one to five years or up to thirty years for the purchase of a primary residence. The minimum loan is $500 and the maximum loan is the lesser of $50,000 less the highest outstanding loan

                               MERCK & CO., INC.

                    EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

balance during the one year period prior to the new loan application date, or 50% of the participant's account balance less any current outstanding loan balance.

     6. PAYMENT OF BENEFITS

     In-service (which include hardship withdrawals) and termination distributions are made throughout the year in accordance with applicable Plan provisions. At December 31, 1999 and 1998, net assets available for benefits included distributions in process of payment of $662,943 and $835,834, respectively.

 B. SUMMARY OF ACCOUNTING POLICIES:

     USE OF ESTIMATES

     The financial statements are prepared in conformity with accounting principles generally accepted in the United States and, accordingly, include amounts that are based on management's best estimates and judgments. Actual results could differ from these estimates.

     INVESTMENT VALUATION AND INCOME RECOGNITION

     The financial statements of the Plan have been prepared on the accrual basis of accounting. The investments of the Plan are stated at quoted market value. Shares of mutual funds are valued at the net asset value of the shares held by the Plan at year-end.

     Purchases and sales of securities are recorded on a trade-date basis. Dividend income is recorded on the ex-dividend date. The net appreciation (depreciation) in market value of investments is based on the beginning of the year market value or value at the time of purchase during the year and is included in the statement of changes in net assets available for benefits.

 C. INVESTMENTS:

     The following presents investments that represent 5% or more of the Plan's net assets as of year-end.

                                                          DECEMBER 31,
                                                   ---------------------------
                                                       1999           1998
                                                   ------------   ------------
Merck Common Stock Fund, 11,958,440 and
  12,173,650 units, respectively.................  $274,189,812*  $306,880,503*
T. Rowe Price Blue Chip Growth Fund, 500,017 and
  489,337 units, respectively....................    18,170,608     14,973,705**

---------------------

 * Includes non-participant directed portion

** This investment did not represent 5% of the Plan's net assets as of December
   31, 1998

     During 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $(21,751,959) as follows:

Mutual Funds..........................................  $  6,196,485
Common Stock Fund.....................................   (27,948,444)
                                                        ------------
                                                        $(21,751,959)
                                                        ============

                               MERCK & CO., INC.

                    EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 D. NON-PARTICIPANT-DIRECTED INVESTMENTS:

     Information about the net assets and the significant components of the changes in net assets relating to the non-participant-directed investments is as follows:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1999          1998
                                                     -----------   -----------
Net Assets:
     Merck Common Stock Fund.......................  $41,979,744   $52,432,551
                                                     ===========   ===========

                                                         YEAR ENDED
                                                      DECEMBER 31, 1999
                                                      -----------------
Changes in Net Assets
     Contributions..................................    $  2,327,169
     Dividends......................................         718,838
     Interest.......................................          66,235
     Net depreciation...............................      (8,243,378)
Benefits paid to participants.......................      (2,989,835)
Transfers to participant directed investments and
  other Plans.......................................      (2,331,836)
                                                        ------------
                                                        $(10,452,807)
                                                        ============

 E. RELATED-PARTY TRANSACTIONS:

     Certain Plan investments are shares of mutual funds managed by Fidelity Management Trust Company ("Fidelity"). Fidelity is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

     Merck & Co., Inc. also is a party-in-interest to the Plan under the definition provided in Section 3(14) of ERISA. Therefore, Merck Common Stock Fund transactions qualify as party-in-interest transactions.

     All party-in-interest transactions are set forth on the attached schedules.

 F. PLAN TERMINATION:

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

 G. TAX STATUS:

     The Plan obtained a tax determination letter from the Internal Revenue Service dated September 18, 1995 indicating that it had been designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan was most recently amended in July 1998. The Plan sponsor believes that the Plan is designed and currently operated in compliance with the IRC. Therefore, no provision for income taxes has been made.

 H. PROHIBITED TRANSACTIONS:

     There were no prohibited transactions during 1999.

                               MERCK & CO., INC.

                    EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 I. OTHER MATTERS:

     Net reallocations in 1999 of ($2,822,691) consist of transfers between the Plan and the Merck & Co., Inc. Employee Savings and Security Plan for employees who changed their status during the year.

 J. SUBSEQUENT EVENTS:

     Subsequent to year-end, the Company match was increased for certain unions from 50% to 60% of employee contributions up to 6% of base pay. In addition, participant accounts of employees belonging to those unions will be credited with a ratification bonus.

                                                           SCHEDULE H
                                                           EIN: 22-1109110
                                                           PLAN NO.: 004

                               MERCK & CO., INC.

                    EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

   LINE 4i -- SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR

                                              (C) DESCRIPTION OF INVESTMENT INCLUDING
         (B) IDENTITY OF ISSUE, BORROWER,  MATURITY DATE, RATE OF INTEREST, COLLATERAL,                     (E) CURRENT
  (A)        LESSOR OR SIMILAR PARTY                   PAR OR MATURITY VALUE                (D) COST           VALUE
-------  --------------------------------  ---------------------------------------------  ------------   -----------------
   *     Merck & Co., Inc.                 Merck Common Stock Fund
                                             11,958,440 units                             $114,434,243     $274,189,812
   *     Fidelity Investments              Fidelity Equity-Income Fund
                                             46,074 units                                    2,274,857        2,463,996
                                           Fidelity Growth & Income Portfolio
                                             130,131 units                                   4,765,709        6,136,862
                                           Fidelity Retirement Money Market Fund
                                             10,145,470 units                               10,164,416       10,164,416
                                           Spartan U.S. Equity Index Fund
                                             57,592 units                                    2,174,821        2,999,980
                                           Fidelity Low-Priced Stock Fund
                                             20,566 units                                      489,009          465,615
         Putnam Investments                The George Putnam Fund of Boston A
                                             315,573 units                                   5,695,411        5,137,525
                                           Putnam Voyager Fund A
                                             75,876 units                                    1,812,543        2,349,124
         T. Rowe Price                     T. Rowe Price Blue Chip Growth Fund
                                             500,017 units                                  12,306,072       18,170,608
                                           T. Rowe Price New Income Fund
                                             132,381 units                                   1,167,171        1,080,229
                                           T. Rowe Price Mid-Cap Growth Fund
                                             54,506 units                                    1,660,741        2,187,331
                                           T. Rowe Price Dividend Growth Fund
                                             26,927 units                                      563,168          544,206
         Franklin Templeton                Franklin Small Cap Growth Fund A
                                             50,591 units                                    1,525,697        2,232,592
                                           Templeton Developing Markets Trust A
                                             30,848 units                                      402,942          481,544
         The Vanguard Group                Vanguard U.S. Growth Portfolio
                                             149,500 units                                   5,224,407        6,507,725
         The American Funds Group          EuroPacific Growth Fund
                                             78,448 units                                    2,354,400        3,346,580

                                           *Participants' Loan Account (with interest
                                             rates ranging from 6.5% to 12.5% and with
                                             maturities through 2028)                        8,611,285        8,611,285
                                                                                          ------------     ------------
                                           Total                                          $175,626,892     $347,069,430
                                                                                          ============     ============

---------------
* Denotes a party-in-interest to the Plan.

  The accompanying notes to financial statements are an integral part of this schedule.

                                                                      EXHIBIT 23

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference of our report dated June 12, 2000 included in the financial statements and exhibits required by Form 11-K Annual Report for the Merck & Co., Inc. Employee Stock Purchase and Savings Plan into the Company's previously filed Registration Statements on Form S-8 (Nos. 33-21087, 33-21088, 33-36101, 33-40177, 33-51235, 33-53463, 33-64273, 33-64665, 333-23293, 333-23295,
333-91769, 333-30526 and 333-31762), on Form S-4 (No. 33-50667) and on Form S-3
(Nos. 33-60322, 33-39349, 33-51785, 33-57421, 333-17045, 333-36383 and 333-
77569). It should be noted that we have not audited any financial statements of the Plan subsequent to December 31, 1999 or performed any audit procedures subsequent to the date of our report.

                                            ARTHUR ANDERSEN LLP

New York, New York
June 27, 2000